Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CARGO Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.001 par value per share, issuable pursuant to the exercise of outstanding options granted under the CARGO Therapeutics, Inc. 2021 Stock Option and Grant Plan	Rule 457(h)	3,395,840(2)	$6.88(3)	$23,363,380	$0.0001476	$3,449

Equity	Common stock, $0.001 par value per share, reserved for future issuance under the Registrant’s 2023 Incentive Award Plan	Rule 457(c) and Rule 457(h)	4,212,860(4)(5)	$15.00(6)	$63,192,906	$0.0001476	$9,328

Equity	Common stock, $0.001 par value per share, reserved for future issuance under the Registrant’s 2023 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	386,725(7)(8)	$12.75(9)	$4,930,750	$0.0001476	$728

Total Offering Amounts					$91,487,036		$13,504

Total Fee Offsets(10)							$ —

Net Fee Due							$13,504

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of CARGO Therapeutics, Inc.’s (the “Registrant”) common stock that become issuable under the CARGO Therapeutics, Inc. 2021 Stock Option and Grant Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents shares of common stock issuable upon the exercise of stock options granted under the 2021 Plan.
(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $6.88, which is the weighted-average exercise price for stock options outstanding under the 2021 Plan as of the date of this Registration Statement.

(4)

Shares of common stock reserved for future issuance under the 2023 Plan consists of (a) 3,867,254 shares of common stock reserved for future issuance under the 2023 Plan, (b) 6,022 shares of common stock previously reserved but unissued under the 2021 Plan, that are now available for issuance under the 2023 Plan and (c) 339,584 shares of common stock issued and outstanding under the 2021 Plan. To the extent outstanding awards under the 2021 Plan or any awards granted under the 2023 Plan (i) expire, lapse, or are terminated, are converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, are exchanged for cash, surrendered, repurchased, or cancelled, in any case, in a manner that results in the Registrant acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, (ii) are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any award, or (iii) include shares subject to stock appreciation rights that are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, the shares of common stock subject to such awards will be available for future issuances as common stock under the 2023 Plan.

(5)

The number of shares reserved for issuance under the 2023 Plan will automatically increase on January 1st of each year, starting on January 1, 2024 and continuing through January 1, 2033, equal to the lesser of (a) five percent (5%) of the shares of Registrant’s common stock outstanding (on an as-converted basis) on the last day of the immediately preceding year or (b) such smaller number of shares of stock as determined by the Registrant’s board of directors or a committee thereof.

(6)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock of $15.00 per share, as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-275113), as amended, that was declared effective on November 9, 2023.

(7)	Represents 386,725 shares of common stock reserved for future issuance under the Registrant’s 2023 Employee Stock Purchase Plan (the “ESPP”).
(8)

The number of shares of reserved for issuance under the ESPP will automatically increase on January 1st of each year, starting on January 1, 2024 and continuing through January 1, 2033, equal to the lesser of (a) one percent (1%) of the shares of Registrant’s common stock outstanding (on an as-converted basis) on the last day of the immediately preceding year or (b) such number determined by the Registrant’s board of directors or a committee thereof.

(9)

Estimated solely for the purpose of calculating the registration in accordance with Rule 457(h) and Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the initial public offering price of the common stock of $15.00 per share, as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-275113), as amended, that was declared effective on November 9, 2023, multiplied by 85%, which reflects the discount to the purchase price applicable to purchases under the ESPP.

(10)	The Registrant does not have any fee offsets.